Exhibit 8.1

[FORM OF TAX OPINION]

[LETTERHEAD OF O’MELVENY & MYERS LLP]

______ __, 2003

Pixelworks, Inc.

8100 SW Nyberg Road

Tualatin, Oregon 97062

Re:	Merger of Genesis Microchip Inc.

Ladies and Gentlemen:

You have requested our opinion regarding the material federal income tax consequences of the proposed reorganization (the “Reorganization”) involving the exchange of stock of Genesis Microchip Inc., a Delaware corporation (“Target”), for stock of Pixelworks, Inc., an Oregon corporation (“Acquiror”), in a statutory merger of Display Acquisition Corporation, a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Acquiror, with and into Target with Target to be the surviving corporation and a wholly-owned subsidiary of Acquiror in a transaction (the “Merger”) intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Agreement and Plan of Merger, dated as of March 17, 2003 (the “Agreement”), the Registration Statement on Form S-4 (No. 333-104641) (the “Registration Statement”) filed by Acquiror with the Securities and Exchange Commission, which includes the Joint Proxy Statement/Prospectus relating to the Merger (the “Proxy Statement/Prospectus”), and the Officers’ Certificates to be provided by Target and Acquiror to the undersigned (the “Certificates”) at the closing of the Merger, in the form such Certificates are attached as Appendix 7.2(c) to the Agreement. In rendering this opinion, we are assuming that the representations made by Target and Acquiror in the Agreement and that are made in the Certificates at the closing of the Merger are true and correct as of the Effective Time, and we are relying on each of such representations. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or

Pixelworks, Inc.—Page 2

will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Proxy Statement/Prospectus and will be effective under the laws of the State of Delaware.

Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the Reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including the assumption that representations made by Target and Acquiror in the Agreement and to be made in the Certificates at the closing of the Merger will be true and correct as of the Effective Time. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

We consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to all references to us in the Registration Statement and the Proxy Statement/Prospectus constituting a part thereof with respect to the discussion of material federal income tax consequences to the Reorganization. This opinion is delivered to Acquiror for the benefit of Acquiror and its stockholders.

Respectfully Submitted,

O’MELVENY & MYERS LLP